EXHIBIT 12.1
                                                                    ____________

                 UNIFIED WESTERN GROCERS, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Thousands omitted except for ratios)

                                                                              Fiscal Year
                                                  _____________________________________________________________________
                                                     13 Weeks
                                                      Ended
                                                     12/28/02      2002       2001       2000        1999       1998
                                                  _____________________________________________________________________
(1)         Adjusted earnings:
            Earnings (loss) from continuing
              operations before cumulative effect
              of a change in accounting principle
              and extraordinary item (net of
              income taxes)                            $ 1,298    $ 1,985    ($1,263)   ($2,046)    $ 2,570   $ 4,468

            Income taxes (benefit)                         887      2,172      (272)      (415)          18     2,515

            Patronage dividends                          3,960     16,713     14,934     15,426      14,195    10,149
                                                  _____________________________________________________________________
            Subtotal:  Net earnings from
              continuing operations before
              income taxes (benefit) and
              patronage dividends
                                                         6,145     20,870     13,399     12,965      16,783    17,132
            Amortization of capitalized interest            41          -          -          -           -         -

            Fixed charges                                6,503     25,957     30,237     31,954      13,221    14,025

            Less:  Capitalized interest                      -      (487)          -          -           -         -
                                                  _____________________________________________________________________
                 Adjusted earnings (a)                 $12,689    $46,340    $43,636    $44,919     $30,004   $31,157
                                                  =====================================================================
(2)         Fixed Charges:

            Gross rental expense                       $ 7,118    $29,277    $32,314    $41,870     $16,473   $16,241

            Less, estimated rent component               6,556     26,964     29,082     37,390      14,785    14,536
                                                  _____________________________________________________________________

            Estimated interest component of                562      2,313      3,232      4,480       1,688     1,705
              rental expense

            Interest expensed                            5,941     23,157     27,005     27,474      11,533    12,320

            Capitalized interest                                      487
                                                  _____________________________________________________________________
                 Total fixed charges (b)               $ 6,503    $25,957    $30,237    $31,954     $13,221   $14,025
                                                  =====================================================================
Ratio of Earnings to Fixed Charges (a)/(b)                1.95       1.79       1.44       1.41        2.27      2.22
                                                  =====================================================================

(a)(b) - Crossreference on page.

(1) Adjusted earnings used in computing the ratio of earnings to fixed charges consist of earnings from continuing operations, before income taxes (benefit), and patronage dividends plus amortization of capitalized interest and fixed charges less interest capitalized.

(2) Fixed charges consist of the sum of the portion of rental expense that is representative of the interest factor, interest expense (including amortization of deferred financing costs) and capitalized interest.